Exhibit 99.1

FOR IMMEDIATE RELEASE

will.i.am and Blue Holdings Inc. collaborate on Premium Lifestyle Denim Brand “i.am Antik”

COMMERCE, California, May 15, 2007--Blue Holdings, Inc. (NASDAQ: BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced that CEO of Blue Holdings, Paul Guez and world-renowned musician, producer, songwriter, designer and entrepreneur will.i.am, have entered into a collaborative partnership to create “i.am Antik”, an International Premium lifestyle denim brand complementing the already successful Antik Denim Collection.

i.am Antik, set to debut in August of 2007, will initially consist of a Premium Denim collection. The i.am Antik collection will be distributed in high-end specialty stores and better department stores.

will.i.am, who has designed clothing for and styled his group, the Black Eyed Peas, since their inception, attended Fashion Institute of Design in Los Angeles prior to forming the group, which has become one of the most successful pop/hip hop groups in music history. will.i.am was nominated this year for the Grammy Award for Producer of the Year, and has become one of the most sought after writer/producers in the music business, having produced for such artists as Justin Timberlake, Rolling Stones, The Game, John Legend, Fergie, Snoop Dogg, P Diddy, NAS, Mary J. Blige, Carlos Santana, Busta Rhymes, Pussy Cat Dolls, Macy Gray and 50 Cent. He also recently scored the soundtrack for the film “Freedom Writers”.

will.i.am will incorporate his innovative designs and forward style sensibilities into the i.am Antik brand. His revolutionary marketing talent and unique ability to converge the worlds of music, fashion and new technology will distinguish i.am Antik from other denim brands and celebrity apparel endorsements.

“will.i.am is an amazing performer and producer and his ability to create and market a brand is without parallel. We approached will.i.am for this collaboration because, unlike most celebrities who want their own clothing lines based strictly on their celebrity, will.i.am is an actual designer with incredible passion for designing and he will be intimately involved in all aspects of the design and marketing process. We are convinced this partnership with will.i.am will greatly enhance the Antik Denim brand recognition and sales, both internationally and domestically for Blue Holdings Inc.,” says CEO of Blue Holdings Inc. Paul Guez.

“I produce and write my own music, and the same creativity, energy and imagination I put into making music is the same creativity, energy and imagination I put into designing clothes. I am excited to collaborate with Antik to create a fresh remix of denim,” says will.i.am.

“I fuse genres of music and I will fuse eras and styles of fashion. I want to launch and market the clothes in a way that has never been done, combining music and fashion. I want to design the line and score it the way a composer scores a film and tour the collection like a band will tour an album. I want to make a fresh stylistic collection that everyone wants but limited and special to keep them looking for more,” says will.i.am.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and “Faith” brands, and under its joint venture "Life and Death" brand, both in the United States and internationally. Blue Holdings currently sells men's, women's and children’s styles. Antik Denim, Yanuk, Taverniti So, Life and Death and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

About will.i.am

will.i.am is a successful producer, songwriter, entertainer, record label owner, fashion magnate and all around creative powerhouse who recently launched his own record label, will.i.am Music, through Interscope Records. His initial roster includes Macy Gray, Fergie and Sergio Mendes. will.i.am is the founding member of the world renowned, multi-platinum Black Eyed Peas. The Black Eyed Peas are an international success story, having sold more than 17 million units worldwide and won 3 Grammy Awards, 5 American Music Awards and various other awards, including MTV Video Awards and Teen Choice Awards. The Black Eyed have performed and continue to perform in every region of the world from Asia, Latin America, Africa, Australia Canada, Russia, Japan, Europe, America—and more! As a musician and artist, will.i.am has recorded with Sergio Mendes, Carlos Santana, Erykah Badu, the Pussycat Dolls, and Busta Rhymes in addition to his celebrated work with The Black Eyed Peas. In 2006 will.i.am was nominated for six Grammy nominations including Producer of the Year, Best Urban/Alternative Performance, Best Pop Performance by a duo or group with vocal and Album of the Year. His producing credits include much of The Black Eyed Peas recordings, the theme song for the animated series Samurai Jack, and tracks for artists such as Rhymes and Nas. will.i.am’s first major label solo album will be released in the fall of 2007. His “My Humps” ringtone is the best selling ringtone on record to date. will.i.am is also the Head of Marketing for Musicane (www.musicane.com) and the founder and CEO of Dipdive.com. will.i.am attended the Fashion Institute of Design in Los Angeles and has been styling and designing the clothes for the Black Eyed Peas and other artists for the last five years. will.i.am is the ultimate tastemaker and influencer of style in the entertainment industry.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements included in this release include statements related to the continued growth of excitement for Blue Holdings’ brands. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Blue Holdings, Inc.
Larry Jacobs, CFO 323-725-5555
Larry.jacobs@blueholdings.com
or
The LOFT Agency
Kristi Kaylor Schwartz, 310-717-6753
kristi@theloftagency.com
or
Integrated Corporate Relations
Andrew Greenebaum or Patricia Dolmatsky, 310-954-1100
agreenebaum@icrinc.com
pdolmatsky@icrinc.com